As filed with the Securities and Exchange Commission on May 22, 2024

Registration No. 333-204746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-204746

UNDER

THE SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-1532952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17801 Georgia Avenue, Olney, Maryland	20832
(Address of principal executive offices)	(Zip Code)

Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan

(Full Title of Plan)

Aaron M. Kaslow, Esq.

Executive Vice President,

Chief Administration Officer and General Counsel

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Edward G. Olifer, Esq.

Stephen F. Donahoe, Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue NW, Suite 200

Washington, DC 20004

Telephone: (202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Sandy Spring Bancorp, Inc. (the “Corporation” or the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-204746) with the Securities and Exchange Commission (the “SEC”) on June 5, 2015 (the “2015 Registration Statement”) with respect to 1,500,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”).

On May 22, 2024 (the “Effective Date”), the Corporation’s shareholders approved the Sandy Spring Bancorp, Inc. 2024 Equity Plan (the “2024 Plan”), and in connection therewith, no further awards will be made under the 2015 Plan as of and following the Effective Date. Pursuant to the terms of the 2024 Plan, (a) any shares of Common Stock that remain available for issuance under the 2015 Plan as of the Effective Date, plus (b) any shares of Common Stock that are subject to awards granted under the 2015 Plan that are forfeited, cancelled, exchanged or surrendered, settled in cash or that otherwise terminate or expire without a distribution of shares of Common Stock to the 2015 Plan participant (but excluding any shares of Common Stock surrendered or withheld as payment of either the exercise price of an award under the 2015 Plan or withholding taxes in respect of an award under the 2015 Plan), shall become available for issuance under the 2024 Plan (collectively, the “Rollover Shares”).

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and SEC Compliance and Disclosure Interpretation 126.43 to amend the 2015 Registration Statement to register the offer of the Rollover Shares under the 2024 Plan (as such shares would no longer be issuable under the 2015 Plan as of the Effective Date). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to the 2015 Registration Statement.

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously approved by the Company’s shareholders as of the Effective Date. The Company is contemporaneously filing a separate registration statement on Form S-8 with the Commission to register 700,000 shares of Common Stock that were newly authorized for issuance under the 2024 Plan by the Company’s shareholders on the Effective Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Post-Effective Amendment in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Post-Effective Amendment as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows the Corporation to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that the Corporation can disclose important information to you by referring you to those documents. The information incorporated by reference in this Registration Statement is considered to be a part of this Registration Statement, and information in documents that the Corporation files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. The Corporation incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except that the Corporation is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with the SEC’s rules. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

•	The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 20, 2024;

•	The Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed on May 3, 2024;

•	The Corporation’s Current Report on Form 8-K filed on January 23, 2024;

•

The portions of the Corporation’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2024 that are incorporated by reference into Part III of the Corporation’s Annual Report on Form 10-K referred to above; and

•

The description of the Corporation’s Common Stock, par value $1.00 per share, contained in  Exhibit 4.1.1 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 21, 2020, including any amendment or report filed for the purpose of updating such description.

The Corporation will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Attention: Corporate Secretary

Telephone: (301) 774-6400

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the directors act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 2-418 of the Maryland General Corporation Law further provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

Article XV of the Articles of Incorporation of Sandy Spring Bancorp, Inc. requires indemnification of officers and directors as follows:

Subject to applicable provisions of federal law, the Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a director of this Corporation, authorization is hereby made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by the Corporation, in accordance with the provisions of this Article XV and the Maryland General Corporation law, that the director shall not be entitled to indemnification.

The rights of indemnification provided for in this Article XV shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Rights of indemnification under this Article XV shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065)

3.1.2	Articles of Amendment to the Articles of Incorporation of Sandy Spring Bancorp, Inc. (incorporated herein by reference to Exhibit 3(b) to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, SEC File No. 0-19065)

3.1.3	Articles of Amendment to the Articles of Incorporation of Sandy Spring Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2018, SEC File No. 0-19065)

3.2	Bylaws of Sandy Spring Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2022, SEC File No. 0-19065)

4.1	Description of Common Stock (incorporated herein by reference to Exhibit 4.1.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, SEC File No. 0-19065)

4.2	Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (incorporated herein by reference to Exhibit A of the Registrant’s Definitive Proxy Statement filed on March 31, 2015, SEC File No. 0-19065)

4.3	Sandy Spring Bancorp, Inc. 2024 Equity Plan (incorporated herein by reference to Annex B of the Registrant’s Definitive Proxy Statement filed on April 10, 2024, SEC File No. 0-19065)

5.1	Opinion of Kilpatrick Townsend & Stockton LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Kilpatrick Townsend & Stockton LLP (contained in its opinion filed as Exhibit 5.1 hereto)*

24.1	Power of Attorney (included on the signature page to this Registration Statement)*

*	Filed herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland, on May 22, 2024.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
Chair, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Sandy Spring Bancorp, Inc. hereby severally constitutes and appoints Daniel J. Schrider, Charles S. Cullum and Aaron M. Kaslow, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2024.

Signature	Title	Date

/s/ Daniel J. Schrider Daniel J. Schrider	Chair, President and Chief Executive Officer (Principal Executive Officer and Director)	May 22, 2024

/s/ Charles S. Cullum Charles S. Cullum	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2024

/s/ Ralph F. Boyd Ralph F. Boyd	Director	May 22, 2024

/s/ Kenneth C. Cook Kenneth C. Cook	Director	May 22, 2024

/s/ Mark E. Friis Mark E. Friis	Director	May 22, 2024

/s/ Brian J. Lemek Brian J. Lemek	Director	May 22, 2024

/s/ Pamela A. Little Pamela A. Little	Director	May 22, 2024

/s/ Mark C. Michael Mark C. Michael	Director	May 22, 2024

/s/ Mark C. Micklem Mark C. Micklem	Director	May 22, 2024

/s/ Christina B. O’Meara Christina B. O’Meara	Director	May 22, 2024

/s/ Robert L. Orndorff Robert L. Orndorff	Director	May 22, 2024

/s/ Craig A. Ruppert Craig A. Ruppert	Director	May 22, 2024

/s/ Mona Abutaleb Stephenson Mona Abutaleb Stephenson	Director	May 22, 2024